Exhibit 99.1


                   Admiral Bruce Demars Elected Director and
                    Chairman of the Board of Duratek, Inc.;
                  Succeeds Departing Chairman Daniel D'aniello

    COLUMBIA, Md.--(BUSINESS WIRE)--Dec. 13, 2004--Duratek, Inc. (NASDAQ:DRTK) today announced Admiral Bruce DeMars has been elected to its Board of Directors and has been named Chairman of the Board. Admiral DeMars will also serve as a member of Duratek's Compensation and Nominating Committee.
    Admiral DeMars succeeds Daniel D'Aniello, who is stepping down as Chairman and departing the Board, a position he has held since January 1995. Mr. D'Aniello is a Founding Partner and Managing Director of The Carlyle Group. Duratek was the first investment of Carlyle Limited Partners II, which recently completed its planned exit as the fund wraps up its final year.
    Admiral DeMars is a Retired Four-Star Admiral of the U.S. Navy and former Director of the Naval Nuclear Propulsion Program, where he was responsible for all aspects of nuclear propulsion on over 150 ships and submarines, eight land-based research and training reactors, eight nuclear-qualified shipyards, two U.S. Department of Energy laboratories, and an extensive commercial supplier base. Admiral DeMars is a partner in RSD, LLC, which introduces new products and services to industry and government. He is currently a director of Exelon Corporation, McDermott International Inc., and Oceanworks International, Inc.
    Robert E. Prince, President and CEO, Duratek Inc., said, "The Duratek management team is honored that Admiral DeMars has agreed to join us as our new Chairman. He is an extremely well respected leader in the nuclear industry worldwide. Throughout his distinguished career, his actions have exemplified the values to which Duratek employees aspire." Mr. Prince added, "We have been privileged to have Dan D'Aniello as our Chairman over the last nine years. His leadership helped create real value for our shareholders. We believe that with Admiral DeMars' guidance, Duratek will continue to grow from the strong base we have already established."

    Duratek provides safe, secure radioactive materials disposition.

    Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Duratek's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: the Company's ability to manage its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the cleanup of waste sites administered by it; the acceptance and implementation of the Company's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

    CONTACT: Duratek, Inc.
             Diane R. Brown, 410-312-5100
             www.duratekinc.com